Exhibit 10.2

AMENDMENT TO MANAGEMENT AGREEMENT

THIS AMENDMENT is made and entered as of this 25th day of October, 2005, by and between Northern Lights Ethanol, LLC, a South Dakota limited liability company, (the “Company”) and Broin Management, LLC, a Minnesota limited liability company (“Broin Management”).

RECITALS

A.            Company and Broin Management entered into a Management Agreement on April 20, 2005 (the “Management Agreement”).

B.            Company and Broin and Associates, Inc., a South Dakota corporation, intend to enter into a Technology and Patent Rights License Agreement dated the same as this Amendment (the “License Agreement”) pursuant to which Broin and Associates, Inc., is agreeing to conduct certain research and development activities and, subject to the terms of said License Agreement, make such New Technology available to Company, on a case-by-case basis, by the execution of additional Addendums to the License Agreement.

C.            As a precondition to entering into the License Agreement, Broin and Associates, Inc., is requiring the Company to extend the term of the Management Agreement by an additional five (5) years.

D.            Company is agreeable to extending the term of the existing Management Agreement by an additional five (5) years, in accordance with the provisions of this Amendment.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Amendment, Company and Broin Management agree that the Management Agreement is amended as follows:

Section 1. Definitions. Company and Broin Management agree that certain definitions in Section 1 are added or modified as follows:

A.            Section 1.10A is created to read as follows:

Section 1.10A. “Existing Technology” means all of “Licensor’s Technology” currently utilized in the production of the Licensed Products at the Ethanol Plant using the cook/fermentation process described in the Original License Agreement.

B.            Section 1.11 is revised to read as follows:

Section 1.11 “License Agreement” means the Technology and Patent Rights License Agreement dated October 25, 2005 executed by Broin and Associates, Inc., and Company, as amended and/or replaced from time to time by Company and Broin and Associates, Inc.

C.            Section 1.15 is revised to read as follows:

Section 1.15. “New Technology” means: (i) replacements, improvements, enhancements or modifications to the Technology and Patent Rights, (ii) new inventions and discoveries for the construction and operation of the Ethanol Plant, the manufacture of the Licensed Products and/or use of the Licensed Methods, and (iii) technology in research, development, or testing stage, and technology to be researched, developed or tested by Licensor subsequent to the date of the License Agreement, and (iv) any processes, systems, diagrams, information, balances, blueprints, configurations, manuals, videotapes or any other proprietary rights, patents, trademarks, copyrights, trade secrets, formulas, research data, know-how, process control systems, software certifications and specifications and other technology that is not part of the Technology and Patent Rights.

D.            Section 1.16A is created to read as follows:

Section 1.16A. “Original License Agreement” means that certain Licensing Agreement dated November 2, 2000, originally executed by Broin and Associates, Inc., and Northern Growers Cooperative, which License Agreement has subsequently been assigned to Company.

E.             Section 1.18 is revised to read as follows:

Section 1.18. “Technology” means: (i) all processes, systems, diagrams, information, balances, blueprints, configurations, manuals, videotapes, proprietary rights, patents, trademarks, copyrights, trade secrets, formulas, research data, know-how, process control systems, software configurations and specifications, and other technology required to operate the Ethanol Plant, to manufacture the Licensed Products, and/or use the Licensed Methods, all as identified in Exhibit A to the License Agreement, (ii) means all inventions and discoveries covered by the claims in the Applications prior to the issuance of, during the life of, and following the expiration of the Patents, (iii) the Existing Technology, (iv) the Raw Starch Technology and Patent Rights, and (v) any of the foregoing directed to the manufacture of the Licensed Products and/or use of the Licensed Methods that Licensor may own or gain rights to license during the term of this Agreement, but not including the New Technology until so specified in an Addendum F. A new paragraph is created at the end of Section 1 to read as follows:

To the extent that capitalized terms are not otherwise defined in this Amendment and/or the Agreement, said capitalized terms shall be as defined in the License Agreement.

Section 2. Extension of Term. Company and Broin Management agree that Section 11.2 of the Management Agreement is amended to read as follows:

Section 11.2. Term. This Agreement shall be for a term of ten (10) years commencing July 1, 2005, and terminating June 30, 2015.

Section 3. Termination by Company for Cause. Company and Broin Management agree that Section 11.3 of the Management Agreement is amended to read as follows:

Section 11.3. Termination by Company. Except as provided in Section 11.5, Company may terminate this Agreement only for “cause.” “Cause” shall be defined as (i) Broin Management’s fraud, embezzlement, or other illegal conduct, (ii) the termination or expiration of the License Agreement for any reason other than Company’s default or breach of the License Agreement, (iii) Broin Management’s substandard performance as compared to other similarly-sized ethanol plants in the region not managed by Broin Management with such substandard performance lasting for a period of twelve (12) consecutive months, and/or (iv) Broin Management’s breach of the terms and conditions of this Agreement. In the event that Company terminates this Agreement for “cause” as defined in subparagraph (i) and (ii) above, Company shall give Broin Management written notice of termination, and in said event this Agreement shall terminate upon Broin Management’s receipt of said notice. If Company terminates this Agreement for “cause” as defined in subparagraph (iii) above, Company shall first give Broin Management written notice that Broin Management’s performance as compared to other similarly-sized ethanol plants in the region not managed by Broin Management has been substandard for a period of twelve (12) consecutive months, in which event Broin Management shall have one hundred and eighty (180) days within which to correct its performance. In the event that Broin Management fails to correct its performance within the one hundred and eighty (180) day period, this Agreement shall terminate without further notice. If Company terminates this Agreement for “cause” as defined in subparagraph (iv) above, Company shall first give Broin Management written notice that Broin Management has breached the terms and conditions of this Agreement, stating therein the defaults occurring, in which event Broin Management shall have thirty (30) days within which to correct its performance. In the event that Broin Management fails to correct its performance within the thirty (30) day period, this Agreement shall terminate without further notice.

Section 4. Balance of Agreement. Except as expressly modified herein, the existing Management Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the authorized agents of the parties have executed this Amendment as of the date listed above.

COMPANY:		BROIN MANAGEMENT, LLC

NORTHERN LIGHTS
ETHANOL, LLC

By:	/s/ Delton Strasser	By:	/s/ Jeff Lautt
Its:	Chairman	Its:	COO